Exhibit 1.4

June 28, 2018

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 301

Englewood, Colorado 80112

Attention: Patrick R. Gruber, Chief Executive Officer

Dear Mr. Gruber:

Reference is made to the At-The-Market Offering Agreement, dated as of February 13, 2018, as amended on June 20, 2018 and June 25, 2018 (the “ATM Agreement”), between Gevo, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (the “Wainwright”) and to the Engagement Agreement, dated May 31, 2018 (the “Engagement Agreement”), between the Company and Wainwright, as amended on June 20, 2018. This letter (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend each of the ATM Agreement and the Engagement Agreement as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1.     The defined term “Agreement” in the ATM Agreement is amended to mean the ATM Agreement as amended by this Amendment.

2.     The first sentence of Section 2 of the ATM Agreement is hereby amended by deleting “$22,995,000” and inserting in its place “$89,895,000”.

3.     The Company and Wainwright hereby agree that the date of this Amendment shall be a Representation Date under the ATM Agreement and the Company shall make the deliveries required by Section 6(a)-(c) of the ATM Agreement, including, without limitation, the filing of a Prospectus Supplement with the Commission, on the date hereof.

4.     The defined term “Engagement Agreement” in the ATM Agreement is amended to mean the Engagement Agreement as amended by this Amendment.

5.     The first sentence of Section B of the Engagement Agreement is hereby amended and restated as follows:

“Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end on June 29, 2019 (the “Term”).”

6.     The defined term “Agreement” in the Engagement Agreement is amended to mean the Engagement Agreement as amended by this Amendment.

7.     In connection with this Amendment, the Company shall reimburse Wainwright for its expenses in the amount of $20,000, which shall be paid on the date hereof.

8.     Except as expressly set forth herein, all of the terms and conditions of the ATM Agreement and the Engagement Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

9.     This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement and the Engagement Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By: /s/ Edward Silvera

Name: Edward Silvera

Title:   Chief Operating Officer

Accepted and Agreed:

GEVO, INC.

By: /s/ Patrick Gruber

     Name: Patrick Gruber

     Title:   Chief Executive Officer

[signature page to GEVO AMENDMENT TO atm agreement AND ENGAGEMENT AGREEMENT]

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